Exhibit 99.2

Execution Version

CONSORTIUM AGREEMENT

among

YAN TANG,

MATRIX PARTNERS CHINA II HONG KONG LIMITED,

SEQUOIA CAPITAL CHINA INVESTMENT MANAGEMENT L.P.

and

HUATAI RUILIAN FUND MANAGEMENT CO., LTD.

Dated as of July 6, 2015

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THIS CONSORTIUM AGREEMENT (the “Agreement”) is made as of July 6, 2015, among (a) Yan Tang (“Mr. Tang”), (b) Matrix Partners China II Hong Kong Limited, a company incorporated under the laws of Hong Kong (“Matrix”), (c) Sequoia Capital China Investment Management L.P., a company organized and existing under the laws of the People’s Republic of China (“Sequoia”) and (d) Huatai Ruilian Fund Management Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Huatai Ruilian”). Each of Mr. Tang, Matrix, Sequoia and Huatai Ruilian is referred to herein as a “Party” and collectively as the “Parties.”

All defined terms used but not defined in the first place they appear in the Agreement are defined under Article XI hereof.

WHEREAS, the Parties propose to form a consortium (the “Consortium”) to undertake a transaction (the “Transaction”) to acquire Momo Inc., a Cayman Islands company operating primarily in China (the “Target”) which would result in a delisting of the Target from the NASDAQ Global Select Market (the “NASDAQ”) and deregistering the Target under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, as part of the Transaction, the Parties propose to incorporate a new company (“Holdco”) under the laws of the Cayman Islands, and to cause Holdco to incorporate a direct or indirect wholly-owned subsidiary (“Merger Sub”) under the laws of the Cayman Islands. At the Closing, the Parties intend that (a) Merger Sub will be merged with and into the Target (the “Merger”), with the Target being the surviving company (the “Surviving Company”) and becoming a direct, wholly-owned subsidiary of Holdco, (b) each outstanding Target Ordinary Share, other than the Rollover Shares (as defined below), will be cancelled in consideration for the right to receive the merger consideration per Target Ordinary Share to be set forth in the Merger Agreement (as defined below) (the “Merger Consideration”); and (c) all remaining Target Ordinary Shares (or such other number of remaining Target Ordinary Shares as may be agreed upon by the Parties) held by the Parties or their respective affiliated investment vehicles, and his spouse and other family members, if applicable, or their respective affiliated investment vehicles, in each case as specified in Schedule A (collectively, the “Rollover Shares”) will be surrendered and cancelled for no consideration or contributed to Holdco for no consideration (subject to any exceptions to be agreed between the Parties);

WHEREAS, on June 23, 2015, the Parties submitted a non-binding proposal (the “Proposal”) to the Target’s board of directors in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in (a) the evaluation of the Target, including conducting due diligence, (b) discussions regarding the Proposal with the Target, and (c) the negotiation of the terms of the Documentation in connection with the Transaction (in which negotiations the Parties expect that the Target will be represented by a special committee of independent and disinterested directors of the Target), including an agreement and plan of merger among Holdco, Merger Sub and the Target in the form to be agreed by the Parties (the “Merger Agreement”), which shall be subject to the approval of the board of directors of the Target.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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ARTICLE I

HOLDCO OWNERSHIP; ADDITIONAL CONSORTIUM MEMBERS

Section 1.01 Holdco Ownership and Arrangements.

(a) Prior to the execution of the Merger Agreement, the Parties shall (i) incorporate Holdco and shall cause Holdco to incorporate Merger Sub, and (ii) negotiate in good faith and use reasonable best efforts to agree upon the terms of the memorandum and articles of association of each of Holdco and Merger Sub. The Parties agree that the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of the Surviving Company at the Closing.

(b) Subsequent to the execution of the Merger Agreement and prior to the Closing, the Parties shall negotiate in good faith and use reasonable best efforts to enter into a shareholders’ agreement of Holdco that will take effect at the Closing, which shall include customary terms for transaction of similar nature (the “Shareholders’ Agreement”).

(c) Each Party shall, or shall use its commercially reasonable efforts to cause its Affiliate(s) to, in connection with the execution of the Merger Agreement, enter into a rollover agreement in customary form pursuant to which such Party will contribute at the Closing all Target Ordinary Shares (or such other number of Target Ordinary Shares as may be agreed upon by the Parties) owned by him/it or his/its affiliated investment vehicles (if any), and his spouse and other family members, if applicable, or their respective affiliated investment vehicles (if any), to Holdco, and, if applicable and subject to the agreement among the Parties. Each Party shall, or shall use its reasonable best efforts to cause its Affiliate(s) to, in connection with the execution of the Merger Agreement, deliver a funding commitment letter in customary form, pursuant to which, such Party or its Affiliate(s), as applicable, will fund, at the Closing, cash to Holdco in an amount to be agreed upon by the Parties.

(d) The relative ownership of Holdco by the Parties (or their respective Affiliate(s)) shall be based on their relative capital contributions to Holdco pursuant to Section 1.01(c), whether in cash or in the form of Rollover Shares (with the Target Ordinary Shares contributed by the Parties (or their respective Affiliate(s)) being valued at the same per share consideration as provided in the Merger Agreement) or a combination of both, except as otherwise agreed to by all of the Parties in writing. For the avoidance of doubt, Target Class A Ordinary Shares shall be valued at the same per share consideration as Target Class B Ordinary shares.

Section 1.02 Additional Consortium Members. The Parties may together agree to admit one or more additional members (the “Additional Members”) of the Consortium which will provide equity capital and/or debt financing to the Consortium for the consummation of the Transaction. The admission of any Additional Member(s) is subject to the written consent of all Parties, which written consent shall not be unreasonably withheld. Any additional member admitted to the Consortium shall execute an adherence agreement to this Agreement in the form attached hereto as Schedule B (the “Adherence Agreement”) and upon its execution of the Adherence Agreement, such additional member shall become an Additional Member for the purposes of this Agreement.

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ARTICLE II

PARTICIPATION IN TRANSACTION; ADVISORS; APPROVALS

Section 2.01 Transaction Process.

(a) The Parties shall: (a) undertake due diligence with respect to the Target and its business as each Party deems necessary; (b) engage in discussions with the Target regarding the Proposal; and (c) negotiate in good faith (i) any amendments to the terms of the Proposal, if applicable, and (ii) the terms of the Documentation (including the terms of any other agreements between the Parties required to support the Proposal or to regulate the relationship between the Parties), in each case, which terms must be acceptable to each Party in their respective discretion.

(b) Each Party shall use its/his reasonable best efforts to execute a customary confidentiality agreement reasonably required by the Target for the purposes of gaining access to information with respect to the Target in connection with the Transaction.

Section 2.02 Information Sharing and Roles. Each Party shall cooperate in good faith in connection with the Proposal and the Transaction, including by (a) complying with any information delivery or other requirements entered into by Holdco, a Party or an Affiliate of a Party, (b) participating in meetings and negotiations with potential financing sources, if any, (c) sharing all information reasonably necessary to evaluate the Target, including technical, operational, legal, accounting and financial materials and relevant consulting reports and studies, (d) providing each other or Holdco with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transaction and any other information a Party may reasonably require in respect of any other Party and its Affiliates for inclusion in the Documentation, (e) providing timely responses to requests by another Party for information, (f) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement, and (g) consulting with each other and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Target, any issuance of which shall be subject to Section 7.01. Unless the Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act). The Parties agree and confirm that none of the Parties shall provide any information in breach of any of its or his obligations or fiduciary duties to the Target.

Section 2.03 Appointment of Advisors.

(a) All joint Advisors, and the scope and other terms of such Advisors’ engagement, to Holdco and/or the Parties in connection with the Proposal and the Transaction shall be satisfactory to each Party.

(b) If a Party requires separate representation in connection with specific issues arising out of the Proposal or the Transaction or other matters contemplated by the Documentation that are not related to the other Parties in connection with the Proposal or Transaction, it may retain other Advisors to advise it; provided, that such Party shall (i)

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provide prior notice to the other Parties of such retention and (ii) be solely responsible for the fees and expenses of such separate Advisors unless otherwise agreed to in advance by the Parties in writing.

ARTICLE III

TRANSACTION COSTS

Section 3.01 Expenses and Fee Sharing.

(a) Upon consummation of the Transaction, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction, including, without limitation, the costs and expenses associated with (i) the negotiation, delivery and execution of this Agreement and the other Documentation, (ii) the retention by the Consortium of Advisors, including financial due diligence advisors, if any, (iii) any actions taken in accordance with the terms of the Documentation, including regulatory filings made or to be made pursuant to the Merger Agreement, and (iv) the retention of Advisors by the Parties or the Consortium (other than fees, expenses and disbursement of any separate Advisors retained by a Party pursuant to Section 2.03(b) unless otherwise agreed to in advance by the Parties in writing) (collectively, the “Consortium Transaction Expenses”).

(b) Subject to the provisions of Section 4.01, if the Transaction is not consummated or this Agreement is terminated prior to the Closing of the Transaction (and Section 3.01(c) below does not apply), the Parties agree to share the Consortium Transaction Expenses allocated among the Parties in accordance with the Respective Proportion of each Party.

(c) If the Transaction is not consummated due to the unilateral breach of this Agreement by one or more Parties, then the breaching Party or Parties shall reimburse any non-breaching Party for all of its Consortium Transaction Expenses and any fees, expenses and disbursements of any separate Advisors retained by such non-breaching Party pursuant to Section 2.03(b)) without prejudice to any rights and remedies otherwise available to such non-breaching Party.

(d) Each Party shall be entitled to receive, on a pro rata basis in accordance with its Respective Proportion, any termination or other fees or amounts payable to Holdco or Merger Sub by the Target pursuant to the Merger Agreement, net of the expenses required to be borne by them pursuant to Section 3.01(b).

ARTICLE IV

LIMITATION OF LIABILITY

Section 4.01 Limitation of Liability. The obligations of each Party under this Agreement are several (and not joint or joint and several) and, except as set forth in Section 3.01(a) and Section 3.01(c), each Party’s obligation for fees and costs pursuant to Article III is capped at such Party’s Respective Proportion. If a Claim has arisen as a result of the fraud, willful misconduct or breach of this Agreement by a Party, then Liability for such Claim will rest solely with such Party.

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ARTICLE V

EXCLUSIVITY

Section 5.01 Exclusivity Period. During the Exclusivity Period each Party:

(a) shall and shall cause its respective Affiliates and Representatives to, work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Target; (ii) formulate any amendments to the terms of the Proposal, if applicable; (iii) prepare and submit to the Target the Merger Agreement; (iv) conduct negotiations, prepare and finalize the Documentation in the forms to be agreed by the Parties and (v) vote, or cause to be voted, at every shareholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction;

(b) shall not, without the written consent of the other Parties, directly or indirectly, either alone or with or through any of its Affiliates or Representatives: (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of any Competing Proposal (including through any rollover investment therein); (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal; (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is directly inconsistent with the Transaction as contemplated under this Agreement; (v) acquire (other than pursuant to share incentive plans of the Target) or dispose of any Securities, or directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of their respective Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the Documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that would have the effect of preventing, disabling or delaying the Party from performing its obligations under this Agreement; or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any other person regarding the matters described in Section 5.01(a) or (b);

(c) shall immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications (whether conducted by it or any of its Affiliates or Representatives) with all persons conducted heretofore with respect to a Competing Proposal; and

(d) notify the other Parties promptly if it, its Affiliates or any of its Representatives receives any approach or communication with respect to any Competing Proposal and shall promptly disclose to the other Parties the identity of any other persons involved and the nature and content of the approach or communication, and promptly provide copies of any such written Competing Proposal.

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ARTICLE VI

TERMINATION

Section 6.01 Failure to Agree; Mutual Termination; Termination After Execution of Documentation.

(a) Prior to the execution of the Merger Agreement, if the Parties, after good faith endeavors to pursue the Transaction in compliance with the other sections of this Agreement, are unable to agree either (i) as between themselves upon the material terms of the Transaction or (ii) with the Special Committee on the material terms of the Transaction which the Special Committee agrees to recommend to the public shareholders of the Target, then (A) any Party may cease its participation in the Transaction upon prior written notice to the other Parties; and (B) this Agreement shall terminate with respect to such withdrawing Party thereafter, following which the provisions of Section 6.02(a) will apply.

(b) This Agreement shall terminate without any further action on the part of any Party upon the expiration (including any extensions thereof) of the Exclusivity Period unless Holdco and the Company have entered into the Merger Agreement prior to such expiration.

(c) This Agreement shall terminate at any time upon the mutual written agreement of the Parties.

(d) After the execution of the Merger Agreement, this Agreement shall terminate without any further action on the part of any Party, upon the earlier of (i) the date the Transaction is consummated, or (ii) the date that the Merger Agreement is validly terminated in accordance with its terms.

Section 6.02 Effect of Termination.

(a) Upon termination of this Agreement with respect to a Party pursuant to Section 6.01(a), Article III (Transaction Costs), Article IV (Limitation of Liability), Article V (Exclusivity), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article III for its Respective Proportion of any costs and expenses for which it is obligated under Section 3.01(b) incurred prior to the termination of this Agreement with respect to such Party. The Parties shall otherwise not be liable to each other in relation to this Agreement, other than in respect of a breach of this Agreement by such Party occurring prior to termination.

(b) Upon termination of this Agreement with respect to a Party pursuant to Section 6.01(b), Section 6.01(c) or Section 6.01(d), Article III (Transaction Costs), Article IV (Limitation of Liability), Article VI (Termination), Section 7.02 (Confidentiality), Article VIII (Notices) and Article X (Miscellaneous) shall continue to bind such Party and such Party shall be liable under Article III for its Respective Proportion of any costs and expenses for which it is obligated under Section 3.01(b) incurred prior to the termination of this Agreement with respect to such Party. The Parties shall otherwise not be liable to each other in relation to this Agreement, other than in respect of a breach of this Agreement by such Party occurring prior to termination.

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ARTICLE VII

ANNOUNCEMENTS AND CONFIDENTIALITY

Section 7.01 Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange (but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable).

Section 7.02 Confidentiality.

(a) Except as permitted under Section 7.03, each Party shall not, and shall direct that its Representatives do not, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transaction.

(b) Subject to Section 7.02(c), the Recipient shall safeguard and return to the Discloser any Confidential Information which falls within paragraph (a) of the definition of Confidential Information, on demand, or in the case of electronic data (other than any electronic data stored on the back-up tapes of the Recipient’s hardware), destroy at the option of the Recipient, any Confidential Information contained in any material in its or its Representatives’ possession or control.

(c) Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 7.02(b) if the Confidential Information is required to be retained by such Party for regulatory purposes or in connection with a bona fide document retention policy.

(d) Each Party acknowledges that, in relation to Confidential Information received from the other Party, the obligations contained in Section 7.02(a) shall continue to apply for a period of twenty-four (24) months following termination of this Agreement unless otherwise agreed in writing.

Section 7.03 Permitted Disclosures. A Party may make disclosures (a) to those of its Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including potential sources of capital) but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the SEC, the NASDAQ or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Representatives.

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ARTICLE VIII

NOTICES

Section 8.01 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail:

If to Mr. Yan Tang:

Mr. Yan Tang

Momo Inc.

20th Floor, Block B

Tower 2, Wangjing SOHO

No.1 Futongdong Street

Chaoyang District, Beijing 100102

People’s Republic of China

Facsimile: +86 5907-1733

E-mail: tang.yan@immomo.com

If to Matrix:

Matrix Partners

Suite 08, 20th Floor,

One International Finance Centre

1 Harbour View Street, Central, Hong Kong

Attention: Matrix Partners HK Management Limited,

David Zhang / Harry Man

Facsimile: +852 3669-8008

E-mail: david.zhang@matrixpartners.com.cn;

harry.man@matrixpartners.com.cn; notice@matrixpartners.com.cn

If to Sequoia:

Sequoia Capital China Room 3606

China Central Place Tower 3

Jianguo Road

Beijing 100025

People’s Republic of China

Attention: Kui Zhou

Facsimile: +8610-8447-5669

E-mail: zhou@sequoiacap.com

If to Huatai Ruilian:

Huatai Ruilian Fund Management Co., Ltd.

Room 1501, 15th Floor, 28#

Fengshenghutong, Xicheng District

Beijing, 100032

People’s Republic of China Attention: Andi Chen

Facsimile: +86-10-63134085

E-mail: chenandi@htsc.com

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or to such other address or facsimile number or email address as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or email, shall be deemed received upon confirmation of delivery.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01 Representations and Warranties. Each Party hereby represents and warrants (on behalf of such Party only) to other Parties that (a) it has the requisite power and authority or, in the case of Mr. Yan Tang, the legal capacity and right to execute, deliver and perform this Agreement, (b) except in the case of Mr. Yan Tang, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such person and no additional proceedings are necessary to approve this Agreement, and (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement enforceable against such Party in accordance with the terms hereof. Each Party further represents and warrants (on behalf of such Party only) to other Parties that (a) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract or agreement to which such person is a party or by which such person is bound or office such person holds; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such person or any of the properties or assets of such person; or (iii) result in the creation of, or impose any obligation on such person to create, any lien, charge or other encumbrance of any nature whatsoever upon such person’s properties or assets, and (b) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party.

Section 9.02 Target Ordinary Shares. Each Party further represents and warrants (on behalf of such Party only) to other Parties that as of the date of this Agreement, (a) unless otherwise disclosed in Schedule A, such Party or its Affiliates hold (i) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to its or its Affiliate’s name on Schedule A hereto, and (ii) the other Securities set forth under the heading “Other Securities” next to its or its Affiliate’s name on Schedule A hereto, in each case free and clear of any encumbrances or restrictions (except for such encumbrances or restrictions placed pursuant to the memorandum and articles of association of Target or share incentive plans of Target); (b) unless otherwise disclosed in Schedule A, such Party has the sole right to control the voting and disposition of the Target Ordinary Shares (if any) and any other Securities (if any) held by such Party or its Affiliates; and (c) such Party does not own, directly or indirectly, any Target Ordinary Shares or other

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Securities other than as set forth on Schedule A hereto. For purposes of this Section 9.02, “owns” means the relevant Party (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

Section 9.03 Separate Representations and Warranties. Each representation and warranty in Section 9.01 and Section 9.02 is a separate representation and warranty. The interpretation of any representation and warranty may not be restricted by reference to or inference from any other representation and warranty.

Section 9.04 Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and in reliance upon (among other things) the representations and warranties in Section 9.01 and Section 9.02 and have been induced by it to enter into this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 10.02 Further Assurances. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 10.03 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 10.04 Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.05 Language. The official text of this Agreement and any notices given or made hereunder shall be in English.

Section 10.06 Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of other Parties; provided, however, a Party may assign its respective rights and

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obligations under this Agreement, in whole or in part, to any affiliated investment funds of the Party, any limited partners or investment vehicles of the Party or such funds (other than any portfolio companies of the Party or such funds) and, subject to the consent of the other Parties (not to be unreasonably withheld or delayed), any other co-investors of the Party (as the case may be), but no such assignment shall relieve the Party from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement, whether express or implied, is intended to or shall confer upon any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns, any rights, benefits, claims or remedies whatsoever under or by reason of this Agreement or any provision hereof.

Section 10.07 No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

Section 10.08 Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Party has executed at least one counterpart. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

Section 10.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the Hong Kong Special Administrative Region without regard to the conflicts of laws principles thereof.

Section 10.10 Dispute Resolution.

(a) Subject to Section 10.11, any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10.10. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.10, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and,

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notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 10.10(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 10.11 in any way.

Section 10.11 Remedies. Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

ARTICLE XI

DEFINITIONS AND INTERPRETATION

Section 11.01 Definitions. In this Agreement, unless the context requires otherwise: -

“ADSs” means the American depositary shares of the Target, each of which currently represents two Target Class A Ordinary Shares.

“Advisors” means the legal, accounting, banking and other advisors and/or consultants of the Consortium, Holdco, the Parties and/or a Party (including their respective Affiliate(s)), as the case may be, appointed in connection with the Transaction.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly. Solely for the purpose of this Agreement, “Affiliate” shall include (i) a person’s spouse or other family member(s) and each such person’s Affiliate(s) and (ii) where a person is an investment fund (or an Affiliate thereof), any general partner or management company of such person and any investment fund (including any Affiliate thereof) now or hereafter existing which is Controlled by any general partner or management company operating under the same umbrella fund name. For the avoidance of doubt, an Affiliate of Huatai Ruilian shall not include either China Southern Asset Management Co., Ltd. or Huatai-PineBridge Fund Management Co., Ltd. .. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the People’s Republic of China.

Execution Version

“Agreement” means this Consortium Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Arbitrator” has the meaning given in Section 10.10.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong and in New York, New York, for the transaction of normal banking business.

“Claim” means a claim against any one or more of the Parties arising from or relating to the Transaction in respect of which a Party is, or is sought to be, made liable to pay any sum of money to any person other than a Party (or any of their respective Affiliates), whether on a joint and several basis or on any other basis.

“Closing” means the consummation of the Transaction.

“Competing Proposal” means a proposal, offer or invitation to the Company, any Party or any of a Party’s Affiliates (other than the Proposal), that involves the acquisition of Control of the Target, a sale of all or a substantial part of the assets of the Target, a restructuring or recapitalization of the Target, or some other transaction that would adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality or such information is or becomes publicly available other than through a breach of this Agreement by such Party and (b) the terms of, and any negotiations or discussions relating to, the Proposal.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

“Discloser” has the meaning given in Section 7.02(a).

“Documentation” means the documentation required to implement the Transaction, including the Proposal, the Merger Agreement, the Shareholders’ Agreement, debt financing documents, if any, filings with the SEC and other governmental agencies, and ancillary documentation, in each case, in the form to be agreed by the Parties.

“Exchange Act” has the meaning given in the recitals.

“Exclusivity Period” means the period beginning on the date hereof and ending on the first to occur of (a) the date nine (9) months after the date hereof and (b) the mutually agreed termination of this Agreement pursuant to Section 6.01(b).

“HKIAC” has the meaning given in Section 10.10.

“Holdco” has the meaning given in the recitals.

Execution Version

“Liability” means a liability to pay a sum of money arising pursuant to a Claim (which sum is deemed to include all legal and other costs, damages, losses and expenses incurred in connection with (or arising directly or indirectly from) defending, disputing or otherwise dealing with any such Claim) where the liability arises from a judgment given by a court of competent jurisdiction, the final decision given in any binding arbitration proceedings or the agreed settlement of the Claim.

“Merger” has the meaning given in the recitals.

“Merger Agreement” has the meaning given in the recitals.

“Merger Consideration” has the meaning given in the recitals.

“Merger Sub” has the meaning given in the recitals.

“NASDAQ” has the meaning given in the recitals.

“Parties” has the meaning given in the preamble.

“Proposal” has the meaning given in the recitals.

“Recipient” has the meaning given in Section 7.02(a).

“Representative” of a Party means such Party’s officers, managers, directors, general partners, employees, outside counsel, accountants, consultants, financial advisors, potential sources of equity or debt financing (and their respective counsel).

“Respective Proportion” means, with respect to a Party, the proportion that such Party’s (and its Affiliates) planned equity participation in Holdco bears to the aggregate amount of all of the Parties’ (and their respective Affiliates) planned equity participation in Holdco.

“Rollover Shares” has the meaning given in the recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means (a) any ADSs, (b) any shares in the Target, and (c) any warrants, options and any other securities which are convertible into or exercisable for ADSs or shares in the Target.

“Shareholders’ Agreement” has the meaning given in Section 1.01(b).

“Special Committee” means a special committee of independent, disinterested directors of the Target that has been established to be responsible for, among other matters, evaluating the Transaction and negotiating the terms of the Transaction with the Consortium.

“Surviving Company” has the meaning given in the recitals.

“Target” has the meaning given in the recitals.

“Target Class A Ordinary Shares” means Class A ordinary shares, par value US$0.0001 per share, of Target.

Execution Version

“Target Class B Ordinary Shares” means Class B ordinary shares, par value US$0.0001 per share, of Target.

“Target Ordinary Shares” means, collectively, the issued and outstanding Target Class A Ordinary Shares (including the Target Class A Ordinary Shares represented by ADSs) and the issued and outstanding Target Class B Ordinary Shares, and a “Target Ordinary Share” means a Target Class A Ordinary Share or a Target Class B Ordinary Share, as the context may require.

“Transaction” has the meaning given in the recitals.

“Transfer” has the meaning given in Section 5.01(b).

Section 11.02 Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

Section 11.03 Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the Parties are references respectively to the Parties and their legal personal representatives, successors and permitted assigns.

Section 11.04 Meaning of References. In this Agreement, unless the context requires otherwise:

(a) words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b) references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c) references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(d) any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

(e) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(f) references to “US$” are to the lawful currency of the United States of America, as at the date of this Agreement; and

(g) references to “Target Ordinary Shares” shall include Target Ordinary Shares represented by ADSs.

Execution Version

Section 11.05 Headings. Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

Section 11.06 Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature page follows.]

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Yan Tang

/s/ Yan Tang

[Signature Page to Consortium Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Matrix Partners China II Hong Kong Limited

By:	/s/ Yibo Shao
Name:	Yibo Shao
Title:	Director

[Signature Page to Consortium Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Sequoia Capital China Investment Management L.P.

By:	/s/ Kui Zhou
Name:	Kui Zhou
Title:	Authorized signatory

[Signature Page to Consortium Agreement]

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Huatai Ruilian Fund Management Co., Ltd.

By:	/s/ Zhijie Chen
Name:	Zhijie Chen
Title:	Director

[Signature Page to Consortium Agreement]

Execution Version

SCHEDULE A

EXISTING SHARE OWNERSHIP

	Target Ordinary Shares			Other Securities
	Target Class A Ordinary Shares	Target Class B Ordinary Shares	ADSs
Parties and Investment Vehicles Affiliated with the Parties
Yan Tang	—	96,886,370	—	2,462,500	(3)
Gallant Future Holdings Limited(1)	—	96,886,370	—	—
Matrix Partners China II Hong Kong Limited(2)	52,770,897	—	6,600,000 (representing 13,200,000 Target Class A Ordinary Shares)	284,375	(4)
Sequoia Capital China Investment Management L.P.	—	—	—	—
SCC Growth I Holdco A, Ltd.(5)	2,063,441	—	—	—
Sequoia Capital China GF Holdco III-A, Ltd.(5)	11,348,923	—	—	—
SC China Growth III Co-Investment 2014-A, L.P.(5)	5,158,602	—	—	—
Huatai Ruilian Fund Management Co., Ltd.	—	—	—	—

Notes:

(1)	Gallant Future Holdings Limited is incorporated in the British Virgin Islands and is wholly owned by a family trust controlled by Mr. Tang.
(2)	Matrix Partners China II Hong Kong Limited is a limited company incorporated in Hong Kong. Matrix Partners China II Hong Kong Limited is controlled and 90%-owned by Matrix Partners China II, L.P., and the remaining 10% shares is held by Matrix Partners China II-A, L.P. The general partner of Matrix Partners China II, L.P. and Matrix Partners China II-A, L.P. is Matrix China II GP GP, Ltd. The directors of Matrix China II GP GP, Ltd. are David Ying Zhang, Timothy A. Barrows, David Su and Yibo Shao. Mr. Zhang, Mr. Barrows, Mr. Su and Mr. Shao share power to direct the voting and disposition of shares of our company directly or indirectly held by Matrix China II GP GP, Ltd.
(3)	Includes (i) 1,968,750 Target Class A Ordinary Shares that Mr. Tang is entitled to acquire within 60 days from the date of this Agreement upon exercise of share options held by Mr. Tang under the share incentive plans of Target, and (ii) 493,750 Target Class A Ordinary Shares that Ms. Sichuan Zhang, the wife of Mr. Tang, is entitled to acquire within 60 days from the date of this Agreement upon exercise of share options held by Ms. Zhang under the share incentive plans of Target.
(4)	Includes 284,375 Target Class A Ordinary Shares that Mr. David Ying Zhang is entitled to acquire within 60 days from the date of this Agreement upon exercise of share options held by Mr. Zhang under the share incentive plans of Target.
(5)	Sequoia Capital China Growth Fund Management I, L.P. is the general partner of Sequoia Capital China Growth Fund I, L.P. Sequoia Capital China Growth Fund I, L.P. owns 100% of the outstanding ordinary shares of SCC Growth I Holdco A, Ltd. SC China Growth III Management, L.P. is the general partner of Sequoia Capital China Growth Fund III, L.P. and SC China Growth III Co-Investment 2014-A, L.P. Sequoia Capital China Growth Fund III, L.P. owns 100% of the outstanding ordinary shares of Sequoia Capital China GF Holdco III-A, Ltd. SC China Holding Limited is the general partner of Sequoia Capital China Growth Fund Management I, L.P. and SC China Growth III Management, L.P. SNP China Enterprises Limited is the director of, and wholly owns, SC China Holding Limited. Nan Peng Shen is the director of, and wholly owns, SNP China Enterprises Limited.

Execution Version

SCHEDULE B

ADHERENCE AGREEMENT

THIS ADHERENCE AGREEMENT (this “Agreement”) is entered into on             , 201

BY:

[New Member], a [limited liability company] organized and existing under the laws of [●] with its registered address at [●] (the “New Member”).

RECITALS:

(A) On [●], 2015, the parties listed on Annex A to this Agreement (the “Existing Members”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to undertake an acquisition transaction (the “Transaction”) with respect to Momo Inc. (the “Target”), a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Select Market (the “NASDAQ”), pursuant to which the Target would be delisted from the NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended.

(B) Additional members may be admitted to the Consortium pursuant to Section 1.02 of the Consortium Agreement.

(C) The New Member now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Agreement, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS AGREEMENT WITNESSES as follows:

Defined Terms And Construction

Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

This Agreement shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

Undertakings

Assumption of obligations

The New Member undertakes to each other Party to this Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Members agree that where there is a reference to a “Party” it shall be deemed to include a reference to the New Member and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the New Member as if the New Member had been a Party under the Consortium Agreement at the date of execution thereof.

Execution Version

Representations And Warranties

The New Member represents and warrants to each of the other Parties as follows:

(1)	Status

It is a company duly organized, established and validly existing under the laws of the jurisdiction stated in preamble 1 of this Agreement and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

(2)	Due Authorization

It has full power and authority to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by the New Member has been duly authorized by all necessary action on behalf of the New Member.

(3)	Legal, Valid and Binding Obligation

This Agreement has been duly executed and delivered by the New Member and constitutes the legal, valid and binding obligation of the New Member, enforceable against it in accordance with the terms hereof.

(4)	Ownership

As of the date of this Agreement, (i) the New Member holds (A) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to its name on Schedule A hereto (specifying the number held as ordinary shares and in the form of ADSs), free and clear of any encumbrances or restrictions, and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule A hereto, in each case free and clear of any encumbrances or restrictions; (ii) the New Member has the sole right to control the voting and disposition of such Target Ordinary Shares (if any) and any other Securities (if any) held by it; and (iii) none of the New Member and its Affiliates owns, directly or indirectly, any Target Ordinary Shares or other Securities, other than as set forth on Schedule A hereto.

(5)	Reliance

Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) and have been induced by them to enter into this Agreement.

Notice

Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile number or electronic mail address provided under the Consortium Agreement, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt; otherwise, any such notice,

Execution Version

request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or electronic mail, shall be deemed received upon confirmation of delivery.

Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

Dispute Resolution.

Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6(a). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6(a) in any way.

Execution Version

Specific Performance.

Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

[Signature page follows.]

Execution Version

IN WITNESS WHEREOF, the New Member has caused this Agreement to be duly executed by its respective authorized officers as of the day and year first above written.

[New Member’s Name]

By:
Name:
Position:

Notice details

Address:
Email:
Facsimile:

Execution Version

ANNEX A (ADHERENCE AGREEMENT)

EXISTING MEMBERS

Mr. Yan Tang

Matrix Partners China II Hong Kong Limited

Sequoia Capital China Investment Management L.P.

Huatai Ruilian Fund Management Co., Ltd.

Execution Version

SCHEDULE A (ADHERENCE AGREEMENT)

SHARES HELD OF RECORD

New Member	Shares Held Record			Other Securities
	Target Class A Ordinary Shares	Target Class B Ordinary Shares	ADSs
[New Member’s Name]